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                               SERVICE AGREEMENT

This Agreement is entered into and effective as of the th day of , 1998, by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC. ("FIIOC") and HARTFORD LIFE INSURANCE COMPANY ("Company").

WHEREAS, FIIOC provides transfer agency and other services to Fidelity's Variable Insurance Products Fund, Variable Insurance Products Fund II and Variable Insurance Products Fund III (collectively "Funds"); and

WHEREAS, the services provided by FIIOC on behalf of the Funds include responding to inquiries about the Funds, including the provision of information about the Funds' investmend objectives, investment policies, portfolio holdings, etc.; and

WHEREAS, Company holds shares of the Funds in order to fund certain variable annuity contracts, group annuity contracts, and/or variable life insurance policies, the beneficial interests in which are held by individuals, plan trustees, or others who look to Company to provide information about the Funds similar to the information provided by FIIOC; and

WHEREAS, the Company and one or more of the Funds have entered into one or more Participation Agreements, under which the Company agrees not to provide information about the Funds except for information provided by the Funds or their designees; and

WHEREAS, FIIOC and Company desire that Company be able to respond to inquiries about the Funds from individual variable annuity owners, participants in group annuity contracts issued by the Company, and owners and participants under variable life insurance policies issued by the Company, and prospective customers for any of the above; and

WHEREAS, FIIOC and Company recognize that Company's efforts in responding to customer inquiries will reduce the burden that such inquiries would place on FIIOC should such inquiries be directed to FIIOC.

NOW, THEREFORE, the parties do agree as follows:

1. Information to be Provided to Company. FIIOC agrees to provide to Company, on a periodic basis, directly or through a designee, information about the Funds' investment objectives, investment policies, portfolio holdings, performance, etc. The content and format of such information shall be as FIIOC, in its sole discretion, shall choose. FIIOC may change the format and/or content of such informational reports, and the frequency with which such information is provided For purposes of Section 4.2 of each of the Company's Participation Agreement(s) with the Funds, FIIOC represents that it is the designee of the Funds, and Company may therefore use the information provided by FII0C without seeking additional permission from the Funds.

2. Use of Information by Company. Company may use the information provided by FII0C in communications to individuals, plan trustees, or others who have legal title or beneficial interest in the annuity or life insurance products issued by Company, and to prospective purchasers of such products or beneficial interests thereunder. If such information is contained as part of larger pieces of sales literature, advertising, etc., such pieces shall be furnished for review to the Funds in accordance with the terms of the Company's Participation Agreements with the Funds. Nothing herein shall give the Company the right to expand upon, reformat or otherwise alter the information Provided by FIIOC Company acknowledges that the information provided it by FIIOC may need to be supplemented with additional qualifying information, regulatory disclaimers, or other information before it may be conveyed to persons outside the Company.

3. Compensation to Company. In recognition of the fact that Company will respond to inquiries that otherwise would be handled by FIIOC, FIIOC agrees to pay Company a quarterly fee computed as follows:

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At the close of each calendar quarter, FIIOC will determine the Average Daily
Assets held in the Funds by the Company. Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter divided by the number of calendar days in the quarter. The Average Daily Assets shall be multiplied by
0.0004 (4 basis points) and that sum shall be divided by four. The resulting number shall be the quarterly fee for that quarter, which shall be paid to Company during the following month.

Should any Participation Agreement(s) between Company and any Fund(s) be terminated effective before the last day of a quarter, Company shall be entitled to a fee for that portion of the quarter during which the Participation Agreement was still in effect, unless such termination is due to misconduct on the part of the Company. For such a stub quarter, Average Daily Assets shall be the sum of the daily assets for each calendar day in the quarter through and including the date of termination of the Participation Agreement(s), divided by the number of calendar days in that quarter for which the Participation Agreement was in effect. Such Average Daily Assets shall be multiplied by 0.0004 (4 basis points) and that number Shall be multiplied by the number of days in such quarter that the Participation Agreement was in effect, then divided by three hundred sixty-five. The resulting number shall be the quarterly fee for the stub quarter, which shall be paid to Company during the following month.

4. Termination. This Agreement may be terminated by Company at any time upon written notice to FII0C. FII0C may terminate this Agreement at any time upon ninety (90) days' written notice to Company. FII0C may terminate this Agreement immediately upon written notice to Company (1) if required by any applicable law regulation, (2) if so required by action of the Fund(s) Board of Trustees, or
(3) if Company engages in any material breach of this Agreement. This Agreement shall terminate immediately and automatically upon the termination of Company's Participation Agreement(s) with the Funds, and in such event no notice need be given hereunder.

5. Applicable Law. This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the Commonwealth of Massachusetts.

6. Assignment. This Agreement may not be assigned, except that it shall be assigned automatically to any successor to FIIOC as the Funds' transfer agent, and any such successor shall be bound by the terms of this Agreement.

IN WITNESS WHEREOF, the parties have set their hands as of the date first written above.

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

By:     /s/ Robert E. Donelan
        -----------------------------------
        Robert E. Donelan
        Vice President

HARTFORD LIFE INSURANCE COMPANY

By:     /s/ John P. Guinetti
        -----------------------------------
Name:   John P. Guinetti
Title:  Executive Vice President

                                    2


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                         AMENDMENT TO SERVICE AGREEMENT

This Amendment to Service Agreement, modifies the Service Agreement previously entered into by and between FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC. ("FIIOC") and HARTFORD LIFE INSURANCE COMPANY ("Company").

WHEREAS, the parties desire that such Agreement be amended to include affiliates of Company; and

WHEREAS, the parties desire that the fees paid under such Agreement more closely reflect the costs involved in FIIOC's transfer agency arrangements with the Fidelity mutual funds to which this Agreement relates.

NOW, THEREFOR, the parties do agree as follows:

1. Change in Definition of Company. Effective as of the date written below, the term "Company" shall include Hartford Life Insurance Company, Hartford Life and Annuity Company and Hartford Variable Life Insurance Company.

2. Change in Compensation. Effective as of the date written below, paragraph 3 of the Agreement is amended to change the annual compensation rate from 4 basis points to 5 basis points, by making the following changes: Each place that the figure 0.0004 appears, it is hereby replaced with the figure 0.0005, and each place that the words "four basis points" appear, they are hereby replaced with the words "five basis points."

3. Condition Precedent. This Amendment shall be of no force and effect unless and until the Service Contract with respect to Service Class shares between Fidelity Distributors Corporation and Hartford Life Insurance Company relating to Fidelity's Variable Insurance Products Funds, providing for six basis points pursuant to paragraph 3 of the Fee Schedule thereto, has been terminated by mutual agreement of the parties and a new Service Contract between Fidelity Distributors Corporation and Company or its affiliate, Hartford Securities Distribution Company, Inc., relating to Fidelity's Variable Insurance Products Funds, providing for five basis points pursuant to paragraph 3 of the Fee Schedule thereto, is executed.

IN WITNESS WHEREOF, the parties have set their hands below.

HARTFORD LIFE INSURANCE COMPANY

By:    /s/ Stephen F. Heineck
       --------------------------------
Name:  Stephen F. Heineck
Title: Assistant Vice President
Date:  12/17/01

FIDELITY INVESTMENTS INSTITUTIONAL OPERATIONS COMPANY, INC.

       /s/ Jonathan L. Rounds
       --------------------------------
       Jonathan L. Rounds
       Executive Vice President

For Internal Use Only:
Effective Date: October 1, 2001

                                                                         #313436


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[LOGO]
FIDELITY(R)
INVESTMENTS

                                                                   April 1, 2005

Hartford Life Insurance Co.
200 Hopmeadow Street
Simsbury, Connecticut 06070
Attn: Thomas M. Marra, President

Re:  Pricing Shares of VIP Funds

To Whom It May Concern:

Reference is hereby made to that certain Fund Participation Agreement (the "Agreement") dated of even date herewith by and among Hartford Life Insurance Company, on its behalf and on behalf of Hartford Separate Account Three ("Hartford"); Variable Insurance Products Fund, Variable Insurance Products Fund II, Variable Insurance Products Fund III and Variable Insurance Products Fund IV (each referred to hereinafter as the "Trust"); and Fidelity Distributors Corporation (the "Distributor").

Without in any manner waiving any of its rights under the Agreement, Hartford and the Fidelity Investments Institutional Services, Inc. ("Fidelity") hereby agree as follows:

1. Any and all material errors in the calculation or reporting (or failure to report) by any Trust of net daily asset values per share, dividend or capital gain information shall be reported promptly to Hartford upon discovery. For the purposes hereof, a "material error" shall be determined in accordance with the Trust's policies and procedures as approved by the Trust's board and as in effect at the time of the net asset value(s), provided that such procedures shall at all times conform to the then prevailing official guidance from appropriate divisions within the Securities and Exchange Commission.

2. In addition to the indemnification specified in section 7.2 of the Agreement, Fidelity shall indemnify and hold harmless Hartford against any amount (including reasonable costs and expenses) that Hartford is legally required to pay annuity or life insurance contract owners that have selected a series of any Trust (a "Series") as an investment option ("Contract owners"), which result from material errors in the calculation or reporting (or failure to report) by any Trust of net daily asset values per share, dividend or capital gain information. Hartford shall submit an invoice to the Fidelity or its agents for such losses incurred and which sum shall be payable within sixty (60) days of receipt. Should a material miscalculation result in a gain to Hartford, Hartford shall expend reasonable efforts, at the expense of the Fidelity or its agents, to

Fidelity Investments Institutional                 100 Salem Street
Services Company, Inc.                             Smithfield, RI 02917


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recover the over payment made to Contract owners and repay the Trust, the applicable Series or its agents; provided, however, Hartford shall not be obligated to initiate or otherwise pursue any legal action or rights of set off against Contract owners for any such reimbursements. The foregoing shall be the exclusive rights and remedies for the Trust, Fidelity or any third parties in connection with the recoupment of any such over payments.

Notwithstanding anything possibly to the contrary, this letter constitutes the entire agreement by and among the parties with respect to the matters dealt with herein, and supersedes all previous agreements, written or oral with respect to such matters.

Sincerely,
/s/ Tom Restivo
-------------------------------------------------------------------
Tom Restivo
Senior Vice President -- Risk Management and Compliance
Fidelity Investments Institutional Services, Inc.

C:    Dennis Glynn, Institutional Investments
      Alan Kreczko, Deputy General Counsel